[THIS DOCUMENT IS A COPY OF THE EXHIBIT 2.2 TO THE CURRENT REPORT ON FORM 8-K (DATE OF REPORT -- AUGUST 3, 1995) WHICH EXHIBIT WAS FILED ON AUGUST 7, 1995 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.]


                            JOINT VENTURE AGREEMENT


THIS JOINT VENTURE AGREEMENT (the "Agreement"), entered into and made on the 8th day of August, 1995 among:

               ELECTRONIC ASSOCIATES TECHNOLOGIES ISRAEL LIMITED
                      an Israeli Corporation (51-21842403)
                                  ("Partner");

                                      AND

                       ISRAEL AIRCRAFT INDUSTRIES LIMITED
                       an Israeli Government Corporation;

                                      AND

                          Halacoach Haneeman #52 Ltd.
                             an Israeli Corporation
                                   ("HoldCo")

                                    WHEREAS:

      (1) Israel Aircraft Industries Limited ("IAI"), a company wholly owned by the Government of the state of Israel, is the largest industrial and the aerospace company of Israel engaged, inter alia, in military and civilian electronics, satellite systems, general aviation and unmanned air vehicle systems, as well as in the maintenance, conversion and upgrade of military and civilian aircraft and aircraft engine/component; and

      (2) IAI has developed over the years a wide base of technology which may be applied in various fields; and

      (3) IAI has determined to exploit its unclassified applications for commercial applications which are within the non-military/security market and which are outside the scope of IAI Core Business as defined below; and

      (4) IAI seeks a strategic partner which would be able to provide the financial, industrial, management and marketing support required for the successful identification, development, manufacture, marketing and other commercial exploitation of its unclassified technologies as aforesaid; and

      (5) Partner has expressed its desire to become such a partner and represented that it has the necessary experience, expert staff and resources required to provide such financial, industrial, management and marketing support; and

      (6) In light of the above, IAI and Partner have agreed to cooperate by way of forming a business joint venture which will serve as the vehicle for the identification, analysis, development, manufacture, marketing and other exploitation of IAI's Eligible Application (as hereinafter defined) as contemplated herein;

      NOW THEREFORE, the Parties hereto hereby agree as follows:

1.    Definitions

      As used in this Agreement and Exhibits hereto, the following terms shall have the meanings ascribed to them below:


                                      (2)

      "Advisory Board"         A non-voting Board of Advisors appointed by the
                               Parties.

      "Agreement"              This Agreement including the preamble and all
                               Exhibits hereto.

      "Articles"               The Articles of HoldCo attached hereto as
                               Exhibit A.

      "Authorized
      Areas" Those business activities in which IAI shall grant HoldCo in accordance with the terms of this Agreement, rights regarding IAI's Eligible Applications, as listed in Exhibit B hereto and as may be amended from time to time pursuant to
                               Section 13.2 below.

      "Board"                  Board of Directors of HoldCo.

      "Broad Capital"          Broad Capital Associates Inc., a corporation,
                               incorporated under the laws of the State of New
                               York which principal address is 152 West 57th
                               Street, New York,, NY 119, USA.

      "Closing"                The final consummation of the transactions as
                               contemplated in Section 11 of this Agreement in accordance with the terms hereof.

      "Closing Date"           The day on which the Closing occurs.

      "Control"                The direct or indirect ownership of equity rights
                               that assure, in permanent fashion, a majority of votes in the deliberations of a certain entity, whether or not enjoying a separate legal standing, and the power to elect, nominate or appoint its directors, or a majority of them, and


                                      (3)
                               the power to effectively use such equity rights to direct and orient its activities and functioning.

      "CPI"                    Consumer Price Index as published by the Central
                               Statistics Bureau.

      "Director"               A director of HoldCo.

      "Dollar" or "$"          A dollar of the United States of America.

      "EAI" Electronic Associate Inc., a public corporation organized and existing under the laws of the State of New Jersey, traded on the New York Stock Exchange which principal address is 185 Monmouth Parkway West Long Branch N.J. 07764, USA.

      "FIBI" F.I.B.I. Holdings Ltd., a corporation organized and existing under the laws of the state of Israel which principal address is 9 Ahad Haam, Tel-Aviv, Israel.

      "Gross"                  Mr. Irwin L. Gross of 441 North Fifth St.
                               Philadelphia, PA 19123, USA.

      "Hauser"                 Mr. Mark S. Hauser of 101 East 52 St. New York
                               N.Y. 10022, USA.

      "HoldCo" The company to be jointly held by the Parties hereto under the provisions hereunder, having its entire share capital in Ordinary Shares and which is currently named Halacoach Haneeman #52 Ltd. which name shall be changed as agreed upon by the Parties hereto and approved by the registrar of companies.


                                      (4)

      "IAI" Israel Aircraft Industries Limited, a Government owned Israeli corporation.

      "IAI Core Business"      IAI's current and/or presently planned core
                               business as may be modified from time to time subject to Section 13.2.

      "IAI's Eligible
       Applications"           Semi Products, i.e. technology applications in
                               various stages of development and data and know-how developed by and/or for IAI consisting of patents and documented know-how of IAI, drawings, designs, diagrams, computer programs and their sources, and other tangible technical information, as well as mock-ups and prototypes pertaining directly to said semi products of which IAI is the owner or licensee or otherwise has the legal rights to use such applications, existing on the date hereof, and during the term of this Agreement at IAI, which are not security classified and are commercially exploitable for non-military purposes, in one of the Authorized
                               Areas, whether with or without third party's rights and/or limitations.

      "Investment Plan"        the set of plans and projections prepared
                               by or for HoldCo regarding a Project (as defined in Sections 5.2.5.2 and 5.3.5.2 below) for adoption by the Board outlining the overall program of implementation of such Project for an aggregate period of five years (divided into Stage I and Stage II) inclusive of the development, manufacture, marketing and sale phases, together with the total investment required in Dollars for the implementation thereof in Stage I or Stage II, as the case may be, and the respective financing terms within such Stage, together with the


                                      (5)
                               corresponding time table therefor, as may be amended from time to time by the Board, all as further detailed under Section 6 below.

    "Legal
      Requirements"            all applicable laws, statutes, rules,
                               regulations, orders, ordinances, limitations and requirements of all foreign, national, departmental and municipal authorities.

      "License"                with respect to each Project, a license in the
                               form of Exhibit C to develop, manufacture, market and sell the product/s designated in the Project exploiting an IAI's Eligible Application within the aforesaid scope.

      "Licensee"               An affiliate of HoldCo established or assigned to
                               develop and commercially exploit an IAI's
                               Eligible Application, within the scope of a Project, under a License granted to it by IAI.

      "NIS"                    A New Israeli Shekel.

      "Ordinary Shares"        Ordinary Shares of HoldCo and/or Licensee, as
                               the case may be, issued pursuant to their Articles of Association, each having always a par value of one (1) NIS.

      "Party" any Party to this Agreement on the date hereof and any entity who shall become a Party in accordance with Section 20.7 below.


                                      (6)

      "Partner"                Electronic Associates Technology Israel Ltd.,
                               (51-2184243), an Israeli corporation, or any other name to be approved by the Companies'
                               Registrar.

      "Partner Loans"          loans and other forms of credit facilities
                               provided to Licensee from Partner or from its Ultimate Controlling Person or entities
                               Controlled thereby, including through debentures and equity securities, the terms and interest charges of which shall be defined at the time they are effected, according to market rates for borrowers of similar amounts and periods, provided any interest charged thereon or distribution made in respect thereof, respectively, shall not exceed the prime corporate lending rate applicable in Citibank, New York, New York for similar amounts and periods, as prevailing at such time; the repayment of any principal amount, the payment of any interest or the making of any distribution, shall be paid from Licensee's profits available for distribution after distribution or allocation for distribution of at least 50% of same; in any event, the loans shall be provided for a period of not less than five years with principal and interest payable following the end of the loan term as aforesaid; the equity securities may only be redeemed and distributions thereunder may only be made after the lapse of said period, as aforesaid; except for the above distribution and redemption rights the equity securities shall not entitle the holder thereof to any other right.

      "Stage I"                The period of the first two years from the
                               commencement of each Project.

      "Stage II"               The period of three years following Stage I
                               of each Project.


                                      (7)

      "Ultimate Controlling
        Person"                shall mean in the case of
                               Partner, EAI (52.3%), Wertheim (8.4%), Zisser (8.4%), FIBI (8.4%), Hauser (15%), Gross (5%
                               directly and 9% through an interest in EAI, which 9% interest has been calculated on a fully diluted basis, and all of which represents shares which Gross has a right to acquire upon the exercise of options granted to him) and Broad Capital (1.5% directly and an indirect interest through holdings of approximately 3.7% in EAI, calculated on a fully diluted basis, which 3.7% represents shares which Broad Capital has a right to acquire upon the exercise of options granted thereto).

      "Wertheim"               Mr. Moshe Wertheim of 41 Hasaifan Street, Ramat
                               Ha'Sharon 47248, Israel.

      "Zisser" Mr. Mordechay Zisser of 13 Yehuda Mozes Street, Tel-Aviv 67771 C/o Control centers Ltd.

2.    Purposes of the Joint Venture

      The purposes of the Joint Venture shall be:

      2.1 Identifying from IAI's Eligible Applications those subjects which are commercially exploitable (as defined below) and commissioning and/or engaging in all necessary feasibility studies, market research and other studies and examinations required for the evaluation thereof.

      2.2 Exploit IAI's Eligible Applications by way of development, manufacture, marketing, selling and servicing of products derived from the development thereof in an effort


                                      (8)
               to maximize the financial benefits to the Parties (herein: to exploit or commercially exploit).

3.    The Joint Venture and Incorporation and Capitalization of HoldCo

      3.1 The Parties establish hereby a business Joint Venture (hereinafter the J.V.) the ownership of which shall be 50.1% to Partner and 49.9% to IAI.

      3.2 Within the frame of the J.V. Partner shall establish a private company as a vehicle for the operation of the Joint Venture. The Company will be limited by shares and incorporated in Israel, under the Companies Ordinance (New Version) 1983 with a registered share capital of one hundred thousand (100,000) NIS divided into ninety thousand (90,000) Class A Ordinary Shares of NIS 1.00 (one) par value each and ten thousand (10,000) Class B Ordinary Shares of NIS 1.00 (one) par value each. Holders of Class A Ordinary Shares shall be entitled to receive notice of, attend and vote in any General Meeting of HoldCo and appoint members to the Board of Directors and to receive distributions; Holders of Class B Ordinary Shares shall not be entitled to any of the aforesaid rights except the right to receive distributions, all as set forth under the Articles.

               Partner shall establish HoldCo as follows:

               3.2.1 499 Class A Ordinary Shares of HoldCo shall be issued to Partner by HoldCo in consideration of their par value plus an amount of seven million and five hundred thousand Dollars ($7,500,000) payable as premium thereon to a bank account of HoldCo at the Closing. In addition, Z.G.P. Rishumim (trustee company of Zellermayer & Pelossof, Adv.) shall transfer one Class A Ordinary Share to Partner and Z.G.P. Neemanim (trustee company of


                                      (9)

                       Zellermayer & Pelossof, Adv.) shall transfer one share to Partner's designee - in consideration of their par value at the Closing. The share transferred to the designee shall be transferred to Partner upon the exercise of the Option as defined below.

               3.2.2 Simultaneously with the issuing of the 499 Class A Ordinary Shares to Partner, IAI will be granted an option to acquire in an allotment from HoldCo, 499 Class A Ordinary Shares in consideration of ten Dollars $10, the exercise price of which shall be the par value of the shares issuable thereunder (hereinafter the "Option") in the form of Exhibit D hereto. The exercise of the Option by IAI shall be subject to receipt by IAI of all the approvals required under the Government Companies Law, 1975. The Option shall be irrevocable. IAI shall, without delay, submit all the applications required for the exercise of the Option and make all reasonable efforts to obtain the required approvals and to exercise the Option not later than 18 months from the closing of this Agreement.

                       If and when the required approvals are obtained, IAI shall within 30 days therefrom, give written notice thereof to HoldCo with a copy to Partner, in which event HoldCo shall thereupon allot to IAI the necessary shares for the exercise of the Option. Partner shall take whatever steps necessary for such allotment to take place.

               3.2.3 Partner undertakes, immediately upon the issuing of the 499 Class A Ordinary Shares to him by HoldCo, to cause the Board, to pass the following resolutions:

                       (i)     To adopt the J.V.


                                      (10)

                     (ii) To grant IAI the Option and irrevocably authorize any three members of the Board to take all steps necessary for the exercise of the Option, including without limitation, issue of shares thereunder, signing of the Shares Allotment report and making the respective entry in the Member Registrar.

                    (iii) to appoint the General Manager of HoldCo in accordance with the provisions of Section 15.3 below at the Closing but in no event not later than 45 days from the Closing.

                     (iv) that until the exercise of the Option, no resolution shall be adopted by the General Meeting of HoldCo without IAI's prior written consent.

               3.2.4 The Memorandum and Articles of Association of HoldCo shall be in the form attached hereto as Exhibit A.

4.    Exclusive Right of First Review

      The Parties hereof are looking forward to a fruitful mutual cooperation and shall constantly endeavor during the term of this Agreement to identify IAI's Eligible Applications which may be commercially exploited by Licensees as provided in Section 5 below. During the term and subject to the provisions of this Agreement, IAI shall grant HoldCo the right of first review for the purpose of commercial exploitation of IAI's Eligible Applications and shall, pursuant to the terms hereof grant Licensee(s) a license, in the form of Exhibit C, to exploit an IAI's Eligible Application for the implementation of a Project within an Authorized Area.


                                      (11)

      During the term of this Agreement, IAI shall not pursue the commercial exploitation of IAI's Eligible Applications other than in accordance with the terms and conditions hereof.

5.    Operation of HoldCo

      5.1      Identification of IAI's Eligible Applications.

               5.1.1   Preliminary Meetings and Proposed Applications

                       5.1.1.1 IAI shall within reasonable time nominate a person authorized thereby in each of its plants to conduct preliminary meetings to discuss and assess with HoldCo proposed applications introduced for HoldCo (by either IAI or HoldCo), cleared by IAI, to exploit through Licensees an IAI's Eligible Application within the scope of their respective License ("Proposed Application"). If necessary, said persons shall convene other persons in the respective plant or at IAI who are knowledgeable in or who are in charge of the Proposed Application in question, to participate in such preliminary meeting and, if required, to produce existing documentation in response to reasonable requests made thereat for information required to conduct such initial preliminary assessment and evaluation.

                       5.1.1.2 HoldCo shall also nominate authorized representatives recommended by the Investment Committee to participate in the aforesaid preliminary meetings who shall convene, if necessary, other expert persons, qualified and experienced in the identification and commercialization of IAI's Eligible Application


                                      (12)
                                     in question. All such persons shall be
                                     subject to security clearance and customary arrangements and/or restrictions concerning the disclosure of confidential information.

                       5.1.1.3 Preliminary meetings as aforesaid shall be convened on a regular basis and at least once each month ("Preliminary Meetings").

               5.1.2   the Investment Committee

                       An Investment Committee shall be formed no later than seven days from the Closing Date and shall consist of four (4) members appointed by Partner, two (2) members appointed by IAI and the General Manager of HoldCo. IAI and the Partner may each designate from time to time one or more of their Authorized Persons as members of the Investment Committee by giving a seven (7) days prior written notice to HoldCo. Upon termination hereof for any reason and/or when Partner ceases to hold directly and/or through its Ultimate Controlling person or Persons Controlled thereby at least 45% of the total issued and outstanding share capital of HoldCo, excluding differed shares, the Investment Committee shall be ipso facto dissolved and all its powers and authorities hereunder or otherwise shall be vested exclusively with the Board.

      5.2      Procedure for examination and approval of Initial Applications

               The Parties acknowledge the existence of certain identified IAI's Eligible Applications which are at various stages of development as described in Exhibit E 1-3 attached hereto (the "Initial Applications") and have therefore, agreed that the


                                      (13)
               examination of same by HoldCo to determine whether they should be pursued by it, shall be granted priority and be carried on by HoldCo, as follows:

               5.2.1 the Investment Committee shall examine each of the Initial Applications and shall determine whether such Initial Applications should be pursued by HoldCo or, whether any studies, marketing research and other inquiries are necessary in order to make such determination;

               5.2.2 If the Investment Committee determines on the basis of the materials provided by IAI and without commissioning any further studies or inquiries, that an Initial Application is not suitable for HoldCo to pursue, it shall promptly advise the Board and IAI of such determination in writing:

               5.2.3 If the Investment Committee determines that further studies or inquiries are necessary in order to determine whether an Initial Application should be pursued by HoldCo, HoldCo will commission same studies or inquiries without delay. All technical feasibility studies shall be commissioned from IAI on the basis of MOD Procurement regulations respecting Time and Materials, unless IAI is not interested in performing same. Based on the results of the studies, the Investment Committee shall determine whether or not to commission a Business Plan; if it determines in the negative, it shall immediately advise the Parties accordingly in writing and the provisions of
                       Section 5.2.6.1 below shall apply.

               5.2.4 If the Investment Committee wishes on the basis of the materials provided by IAI and without commissioning any further studies or inquiries, to further examine an Initial Application, it shall promptly commission from an expert party approved by the majority of the members of the Investment Committee


                                      (14)
                       including at least one member appointed by IAI, a comprehensive five year Business Plan for it, inclusive of a detailed Investment Plan covering at least Stage I thereof and a budgetary Investment Plan for Stage II, (hereinafter a Business Plan). Upon receipt of the Business Plan commissioned, the Investment Committee shall determine, on the basis of its findings and results, whether or not to submit it for adoption by the Board and shall advise the Board and IAI accordingly in writing.

                       5.2.4.1 Notwithstanding the above, should the Business Plan ordered indicate that the implementation of the Project in question would require funding in excess of $10,000,000 (ten million dollars) and Partner does not express its willingness and does not commit itself to fund in accordance with Section 6.2 below the additional amounts required to cover the excess over the cap of ten million Dollars ($10,000,000) set forth in Section 6.2.5 below or should IAI have a reasonable basis to maintain that Partner might not fulfill its funding obligations with respect to any Project/Investment Plan/s for any reason whatsoever, then each of the members of the Investment Committee appointed by IAI shall have veto power against submitting the respective Business Plan to the Board for adoption. In the event such veto is exercised, the Investment Committee shall be deemed to have determined against the pursuance by HoldCo of the Initial or Proposed Application in question and the provisions of Section 5.2.6.1 shall apply.

               5.2.5 the Board shall determine without delay whether to adopt or reject any Business Plan submitted thereto by the Investment Committee;


                                      (15)

                       5.2.5.1 The Board shall be deemed to determine that an Initial Application should be commercially exploited by HoldCo if it adopts its respective Business Plan when submitted to it by the Investment Committee. Such determination and adoption by the Board, shall be made and be deemed a positive determination and adoption if supported:

                                     (i)  by a vote of the majority of the
                                          members of the Board supporting such
                                          adoption, or

                                     (ii) by a tie vote, when an equal number of
                                          directors appointed by Partner vote -
                                          for the adoption of the Business Plan,
                                          and an equal number of Directors
                                          appointed by IAI vote - against the
                                          adoption of same.

                                     ("hereinafter, a Positive Adoption").

                       5.2.5.2 An Initial Application/Business Plan, adopted by the Board as provided hereinabove, shall be referred to hereinafter as a Project.

                       5.2.5.3 The adoption as aforesaid of a Business Plan shall constitute on the one hand, IAI's obligation to execute a License with respect to the Project with the designated Licensee and on the other hand, Partner's commitment to fund the Project as set forth in the Investment Plan/s in accordance with the terms specified in Section 6 below and to duly execute an undertaking to respective Licensee in the form of Exhibit F hereto.


                                      (16)

                       IAI's obligation to execute a License shall be in consideration of Partner's obligation to fund the Project as stipulated above.

               5.2.6 The procedures set forth in Sections 5.2.1-5.2.5 shall be completed with respect to the Initial Applications listed in Exhibit E1 - within four and a half months from the submission of the Proposed Application thereof, in the form set forth in Exhibit G attached hereto, to the Investment Committee; with respect to the Initial Applications listed in Exhibit E2 - within nine months thereof; and with respect to the Initial Applications listed in Exhibit E3 - within fifteen months thereof, and the following provision shall apply:

                       5.2.6.1 In any of the events stated in Sections 5.2.I-5.2.4 (inclusive) above where the Investment Committee or the Board reaches a negative determination with respect to the pursuance by HoldCo of an Initial Application, IAI shall be entitled thereupon to pursue the commercial exploitation of the respective Initial Application independently, free from any restrictions under this Agreement.

                       5.2.6.2 In addition, in the event that no determination is made by the Board regarding the adoption of a Business Plan with respect to an Initial Application, within the time periods set forth in Section 5.2.6 above, whether or not a respective Business Plan was submitted for its adoption, IAI shall be entitled upon expiration thereof to pursue the commercial exploitation of the respective Initial Application independently, free from any restrictions under this Agreement.

      5.3      General procedure for examination and approval of Proposed
               Applications


                                      (17)

               The following procedure shall apply to the examination by HoldCo of Proposed Applications other than the Initial Applications.

               5.3.1 Where all Parties are in agreement with respect to a Proposed Application raised at a Preliminary Meeting as stipulated in Section 5.1.1 above, HoldCo shall prepare and submit a Proposed Application in the form of Exhibit G, to the Investment Committee to recommend the examination by it of the IAI Eligible Application proposed and authorize funding by HoldCo of the feasibility study, marketing research or other inquires necessary to ascertain whether HoldCo should engage in the commercial exploitation of the Proposed Application. Where all Parties are not in agreement with respect to a Proposed Application raised at a Preliminary Meeting, then the Party supporting the pursuance thereof may submit such application to the Investment Committee; provided however that no Party shall submit to the Investment Committee at any time during the first year from the Closing Date more than 1 Proposed Applications every three months and thereafter, more than 2 Proposed Applications per month.

               5.3.2 Within sixty (60) days from receipt of a Proposed Application as above, the Investment Committee shall advise the Parties in writing on its definite resolution whether or not to pursue the examination of such Proposed Application and authorize and make available the necessary funding therefor. The Investment Committee shall also advise the Board accordingly.

               5.3.3 If the Investment Committee resolves not to allocate the necessary funding required for the examination of the applications specified in Sections 5.3.1 and 5.3.2 above, or if no definite resolution to authorize and make available the necessary funding is made by the Investment Committee during the said


                                      (18)
                       sixty (60) days as aforesaid, it shall be deemed to have rejected the Proposed Application in which case IAI may pursue the commercial exploitation of the respective Proposed Application independently, free from any restrictions under this Agreement; provided however, that

                       (i) if during the said 60 day period, the Investment Committee, after consulting with IAI, advises the proposing party that essential additional specific information, then readily available at IAI, is required for making such resolution regarding the Proposed Application in question, than - unless security classified or otherwise confidential hereunder - such information shall be promptly provided by IAI and the period of 60 days shall be extended by 20 additional days; and

                       (ii) if on the other hand it becomes clear through consultation with IAI that the additional information required is not readily available at IAI, then no extension of the said 60 day period shall be granted and the presumptions and consequences set forth in section 5.3.3 above shall apply.

               5.3.4 If the Investment Committee determines to authorize and make available the necessary funding, it shall commission without delay all such feasibility study, market research and other inquiries as the Investment Committee deems appropriate or necessary. All technical feasibility studies shall be commissioned from IAI on the same basis as MOD Time and Materials, unless IAI is not interested in performing same.

                       5.3.4.1 Based on the results of the above studies the Investment Committee shall determine whether or not to commission a


                                      (19)

                                 Business Plan; if it determines in the
                                 negative, it shall immediately advise the parties accordingly in writing and the provisions of Section 5.2.6.l above shall apply.

               5.3.5 If the Investment Committee wishes, on the basis of the results received by it to further examine a Proposed Application it shall promptly commission from an expert party, approved by the majority of its members including at least one member appointed by IAI, a comprehensive five year Business Plan for it, inclusive of a detailed Investment Plan covering at least stage I thereof and a budgetary Investment Plan for stage II. Upon receipt of the Business Plan commissioned, the Investment Committee shall determine, on the basis of its findings and results, whether or not to submit same for its adoption by the Board and shall advise the Board and IAI accordingly in writing.

                       5.3.5.1 Notwithstanding the above, should the Business Plan ordered indicate that the implementation of the Project in question would require an investment in excess of $10,000,000 (ten million dollars) or should IAI have a reasonable basis to maintain that Partner might not fulfill its funding obligations of any Project/Investment Plan/s for any reason whatsoever, then each of the members of the Investment Committee appointed by IAI shall have a veto power against submitting the respective Business Plan to the Board for adoption. In the event such veto is exercised, the Investment Committee shall be deemed to have determined against the pursuance by HoldCo of the Initial or Proposed Application in question and the provisions of Section 5.2.6.1 shall apply.


                                      (20)

                       5.3.5.2 The Board shall be deemed to determine that a Proposed Application should be commercially exploited by HoldCo if it adopts its respective Business Plan when submitted to it by the Investment Committee, by a Positive Adoption by the Board.

                                     A Proposed Application/Business Plan so
                                     adopted shall also be refereed hereinafter as a Project.

                       5.3.5.3 The adoption as aforesaid of a Business Plan shall constitute on the one hand, IAI's obligation to execute a License with respect to the Project with the designated Licensee and on the other hand, Partner's commitment to fund the Project as set forth in the respective Investment Plan/s in accordance with the terms specified in
                                     Section 6 below and to duly execute an
                                     undertaking to respective Licensee in the form of Exhibit F.

                                     IAI's obligation to execute a License shall be in consideration of Partner's obligation to fund the Project as stipulated above.

               5.3.6 The Board shall be deemed to have determined not to pursue the commercial exploitation of the Proposed Application if (i) it determines by a majority including at least one Director appointed by Partner not to pursue same, or (ii) if within a period of three months from receipt of the results of the studies and the Business Plan commissioned by the Investment Committee, if any, or within 8 months from receipt of the original respective Proposed Application by the Investment committee under
                       Section 5.3.1 above, whichever is earlier, the Board makes no Positive Adoption to pursue same; in either of the above events, IAI may pursue the commercial exploitation of


                                      (21)
                       the respective Proposed Application, independently and free from any restrictions under this Agreement.

      5.4 Unless otherwise determined by the Board, six months prior to the expiry of the two years period of Stage I of any Project, the management of Licensee shall prepare or commission the required Investment Plan for Stage II of such Project and submit it to the Board of Directors of Licensee for adoption and, if adopted thereby, to the Board for adoption, all no later than three months prior to the expiry of Stage I; if the Board fails to make a Positive Adoption of same within 2 months from submission thereto as aforesaid, IAI shall have the option to revoke the respective License granted by giving a 15-day prior written notice to the Licensee in question with copies made to HoldCo and Partner. Upon the expiration of the fifteen (15) day period, the respective License shall terminate and the relevant IAI Eligible Application in question shall revert to IAI (including all data and know how transferred by IAI to Licensee and/or developed therefor by IAI and/or by or for Licensee as well as any hardware transferred by IAI to Licensee and/or built by or for respective Licensee for the development of the Project in question such as engineering mock-ups and/or prototypes) free from any restriction and limitation herein and therein or otherwise, and respective Licensee shall be deemed to have granted to IAI an irrevocable, perpetual, royalty-free, worldwide, transferable and exclusive license to use the Improvements made by and/or for Licensee and any patents registered in its name with respect thereto for any purpose whatsoever and thereupon Licensee shall transfer to IAI the tangible Improvement in question and any and all documentation and rights thereof. Notwithstanding the aforesaid, it is hereby agreed that IAI will not be entitled to exercise its aforesaid option to revoke the License in question, if it shall become entitled to such option owing to unjusti-


                                      (22)
               fied exercise thereby of its voting rights at the respective Board of Directors so as to prevent the adoption of the Investment Plan for Stage II of the respective Project.

      5.5      Development of Projects

               5.5.1   For the purposes hereof:

                       5.5.1.1 Field of License and Technology shall have the same meaning as that defined therefor in Section l of the License Agreement, Exhibit C.

                       5.5.1.2 WBS Package shall mean the work break-down structure package to be performed by IAI exclusively for Licensee under Section
                                     5.5.3 below.

               5.5.2   Development of Projects

                       During the term of this Agreement, HoldCo shall cause any research and development work required for the development of a Project and its commercial exploitation to be offered to IAI. Only where it can be shown that a third party's offer is more competitive in terms of quality, time and/or price shall the work in question be commissioned from such a third party. Provided always, that IAI shall be given a fair opportunity to evaluate competing offers submitted and match the terms of its offer therewith.

               5.5.3 Notwithstanding the provisions of Section 5.5.2 above, it is hereby agreed that where IAI, in its sole discretion, determines that the disclosure and/or the transfer to Licensee, under the License agreement of any portion of the IAI


                                      (23)

                       Eligible Application designated in the Field of License (herein the "Sensitive Portion") or that the performance by Licensee or by a third party of the respective WBS Package required for the research and development or for the implementation of the Project, may jeopardize IAI's rights to exclusively pursue and/or use such IAI Eligible Application for all applications other than the Application/s designated within the respective Field of License - then such WBS Package shall be performed by IAI and the following provisions shall apply:

                       (i) upon clearance by IAI, of the Proposed Application in question under Section 5.1.1.1 above, IAI shall define in the space designated in the Application therefor, the Sensitive Portion and the respective WBS Package that is to be exclusively performed by IAI.

                       (ii) Upon the examination by the Investment Committee of such Initial or Proposed Application, it shall consider among others, the IAI's limitations and requirements stipulated therein with regard to the Sensitive Portion and the WBS Package to be performed by IAI. Should the Investment Committee so request, IAI shall submit a price proposal for the performance of same.

                       (iii) In the event that the Investment Committee decides (whether before or after receiving a price proposal for the WBS Package from IAI) that the Initial or Proposed Application is not suitable for HoldCo to pursue because of IAI's said limitations or price proposal, the provisions of Section 5.2.1. - 5.2.5.2. (inclusive), as well as of Section 5.3. -
                               5.3.5.4. (inclusive) shall apply respectively.


                                      (24)

                       (iv) In the event that the Initial or Proposed Application is submitted by the Investment Committee for adoption to the Board and is adopted by it as required under Section 5.2.5.1 or 5.3.5.2 above, the Technology listed in Exhibit D of the respective License Agreement describing the documented data to be transferred by IAI to Licensee, shall not include the Sensitive Portion (including any respective engineering mock-ups and/or prototypes, if any). Such Sensitive Portion shall however be kept and designated by IAI at its premises and be designated for the development by IAI of the Project for Licensee. The use of such Sensitive Portion and of the mock-ups and prototypes for the performance of the respective WBS Package, shall be free of charge except for reasonable maintenance costs. Prices charged by IAI for the performance of the WBS Package shall be no higher than those charged for development work contracted by IAI with Israel MOD in accordance with MOD Procurement Regulations regarding Time and Materials type of contract inclusive of the specific hourly rates approved by MOD for each audited period for such work at IAI, as well as of the rules of such Regulations applying to profit and reimbursement of direct and other charges - as shall be certified by the Chief Financial Officer of IAI.

      5.6      Contract Manufacturing Rights to EAI and to IAI

               5.6.1 HoldCo shall cause any electronic assembly work required for the commercial implementation of Projects to be offered to EAI and to IAI on an equal basis subject to any applicable law and substantiated capabilities. Only where it can be shown that a third party's offer is more competitive in terms of quality, time and price shall the work in question be commissioned from such third


                                      (25)
                       party. Provided always, that EAI or IAI, as the case may be, shall be given a fair opportunity to evaluate competing offers submitted and match the terms of its offer therewith. The parties shall develop procedures to assure equal offering of assembly work to IAI and EAI.

               5.6.2 Subject to any applicable Law and substantiated capabilities, HoldCo shall cause 75% of all electronic manufacturing work required for the implementation of Projects, to be offered on competitive basis to EAI, and the remainder of 25% thereof to be offered on competitive basis to IAI. All other contract manufacturing work required for the implementation of Projects shall be caused by HoldCo to be offered on competitive basis to IAI.

6.    Funding of HoldCo and Licensees

      6.1      Initial Investments by Partner

               For the purposes of funding the working capital of HoldCo, including feasibility studies, market research and preparation of Business Plans but excluding funding of Projects, Partner shall invest in HoldCo an aggregate amount of seven million and five hundred thousand Dollars ($7,500,000) ("Initial Investment") to be paid at the Closing as premium on issuance of Ordinary Shares in HoldCo as set forth in Sections 11.2 below (Closing).

               Further funds for working capital of HoldCo, save for funding Projects, is expected from distributions received by HoldCo from Licensees and/or from equity and/or debt contributions made pari pasu by HoldCo's shareholders and/or from third party lenders.


                                      (26)

      6.2      Funding of Projects and Licensees

               Subject to the provisions of Section 6.2.5 and 6.2.6 below, Partner shall be obligated and responsible that a Licensee is provided with the funds required in accordance with the respective Investment Plan adopted so that at any given time HoldCo's equity and voting interest in Licensee shall not fall below fifty percent (50%) and Licensee equity to debt ratio shall not fall below twenty-five/seventy-five percent (25/75%).

               Partner shall provide funds to Licensee by way of:

               6.2.1 amounts, payable to HoldCo as premium on Ordinary Shares to be issued to Partner by HoldCo respectively, which in turn shall be invested by HoldCo in Licensee in Ordinary Shares and premium thereon so that HoldCo will at all time hold at least fifty percent (50%) of Licensee equity and voting rights. Simultaneously with any such issuance of shares to Partner, HoldCo shall issue to IAI a number of Ordinary Shares in consideration of their par-value, so that the proportion between the total of IAI's Ordinary Shares in HoldCo to the total issued Ordinary Shares of HoldCo, prior to and following the issuance to Partner and IAI pursuant hereto - shall remain unchanged.

               6.2.2 Partner Loans made to Licensee in amounts that when added to those provided under Section 6.2.1 above shall constitute at least fifty percent (50%) of the total investment required under the Investment Plan, and

               6.2.3 the balance (after the initial fifty (50%) of the funds, in equity and in Partner Loans, as stipulated in Sections
                       6.2.1 and 6.2.2 above, shall have been provided) - by third party financing i.e., equity and/or debt contributions by


                                      (27)
                       strategic and/or financial partners approved by the Board and/or public offerings and/or banking institutions with any security given, if required, by Partner and/or by such strategic and/or financial partners.

               6.2.4 Partner's obligation to fund Projects and Licensees under the provisions of this Section 6.2 shall not fall below an aggregate amount of one hundred million dollars ($100,000,000) for all Projects and Licensees, over a six year period from the Closing Date.

               6.2.5 The rules and obligations of Partner respecting the funding of Projects and Licensees set forth above in this
                       Section 6, shall be binding upon Partner with regard to both Stage I and Stage II respectively, provided however that unless the funding of a higher investment in accordance with Section 6.2 is agreed and committed to by Partner with respect to a particular Project/Business Plan, Partner shall not be obligated to fund a specific Project as set forth in Section 6.2.1-6.2.3 above, beyond a total of ten million Dollars ($10,000,000) per such Project. If funding is required for the Project in question after 5 years from its commencement and beyond the total aggregate investment for (Stage I and Stage II) set forth in the respective Investment Plan or in excess of ten million dollars ($10,000,000), HoldCo shall seek such excess funds from its shareholders after it and the respective Licensee have exhausted all possibilities of obtaining reasonable external non-equity finance. Failure of a shareholder to provide such excess contributions as aforesaid may cause the dilution of its derivative shareholding in such respective Licensee (but not in HoldCo).

               6.2.6 If on the other hand the actual progress of the implementation of the Project shall justify the expediting/increasing or the delaying/reduction, as the case


                                      (28)
                       may be, of any portion/s of the funding to be provided to Licensee under the respective Investment Plan, the following provisions shall apply:

                       6.2.6.1 With respect to delaying/reduction -- any member of the Investment Committee will be entitled to request it to pass a resolution adjusting the Investment Plan accordingly, and upon the Investment Committee adopting the resolution to adjust the Investment Plan as aforesaid, the Investment Plan shall be so amended and Partner shall be obligated to act accordingly; provided however, that such adjustment be supported by the management of the Licensee in question. If the respective adjustment is not supported as aforesaid, no such resolution shall be passed by the Investment Committee unless supported by at least one member of the Investment Committee appointed by IAI.


                       6.2.6.2 With respect to expediting/increasing -- any member of the Board will be entitled to request it to pass a resolution adjusting the Investment Plan accordingly, and upon the Board adopting the resolution to adjust the Investment Plan as aforesaid, the Investment Plan shall be so amended and Partner shall be obligated to act accordingly.


                                      (29)

7.    Defaults and Termination

      7.1      Fundamental Breach and Remedy

               (i) Failure by Partner to fulfill any of its funding obligations under Section 6 above and the respective Business Plan pertaining to any Licensee, or

               (ii) Failure by the Board, for any reason whatsoever, to adopt a Business Plan for State II of any specific Project prior to one month before the expiry of State I of the Project in question, shall constitute and be deemed a Fundamental Breach of this Agreement by Partner. In such event IAI shall have the option, by giving 30 day prior written notice to Partner and to HoldCo to have Partner abandoned all of its interests with respect to the Licensee in question, as set forth in Sections 7.1.1 - 7.1.3 below.

               7.1.1 Upon the serving of such notice IAI shall have the option:

                       (i) to acquire all of HoldCo shares in said Licensee in consideration of an amount equal to Partner's aggregate contributions to the respective Project under Section 6.2.1 above or the shares' market value (excluding the value of Partner Loans to Licensee in question) as determined by HoldCo's auditors, whichever is lower; and

                       (ii) to have all credits arising under all Partner's Loans to said Licensee payable under the same terms of payment as set forth in Section 7.1.2 below.


                                      (30)

               7.1.2 The consideration payable by IAI for HoldCo's shares in said Licensee under 7.1.1(i) above, as well as any credits arising under all Partner's Loans to said Licensee under 7.1.1(ii) above, shall be payable out of such Licensee's profits available for distribution remaining after 50% thereof are distributed, following ten years from the transfer date of said Licensee's shares to IAI - all without linkage and interest.

               7.1.3 The shares of HoldCo in the respective Licensee shall be transferred to IAI within fourteen (14) days of the exercise of the option and HoldCo shall execute and deliver to IAI any and all documents required in order to effect such transfer.

      7.2      Major Events of Default and Remedy

               7.2.1   Each of the following shall constitute a Major Event of
                       Default:

                       (i) Partner's commission of a repetitious Fundamental Breach under Section 7.1 above, after having already committed at least one previous Fundamental Breach, with respect to any one or more of the first five Projects pursued and implemented by HoldCo (hereinafter the First Five Projects) and/or prior to funding by Partner of an aggregate amount of $40,000,000 with respect thereto.

                       (ii) The appointment of a receiver and/or liquidator and/or a trustee and/or a manager appointed by a court or other tribunal or approved thereby, whether temporary or not, with respect to Partner and/or over all or part of the assets thereof and/or the filing of a motion for such appointment which shall not be cancelled within 30 days of such filing


                                      (31)
                                 and/or the negotiation of a general arrangement with the creditors thereof and/or the initiation of any insolvency or bankruptcy proceedings with respect thereto which shall not be cancelled within 30 days from the date initiated.

                       (iii) Partner's failure to maintain Control of its shares in HoldCo in its Ultimate Controlling Person as required hereunder.

               7.2.2 Upon the occurrence of any of the above Major Events of Default, IAI shall be entitled, in addition to any other remedy available to it under this Section 7, to exercise the following option by giving Partner and HoldCo a written notice to that effect:

                       To have a number of HoldCo shares held by Partner and/or any entity Controlled thereby constituting 10% of the entire issued and outstanding share capital of HoldCo transferred to IAI in consideration of an amount equal to Partner's pro rated aggregate contributions under Section
                       6.2.1 to the Projects then pursued by HoldCo or, the shares' market value as determined by HoldCo's auditors, whichever is lower, payable out of HoldCo's profits available for distribution remaining after 50% thereof are distributed, following ten years from the transfer date, without linkage and interest (hereinafter "the Price Payable"). The shares of Partner and/or any entity Controlled thereby in HoldCo shall be transferred to IAI within sixty (60) days of the exercise of the option and Partner and HoldCo shall execute and deliver to IAI any and all documents required in order to effect such transfer.

      7.3      Repetitious Event of Default


                                      (32)

               Commission by Partner of a repetitious Fundamental Breach under
               Section 7.1 above after having already committed more than one previous Fundamental Breach, with respect to any Project pursued and implemented by HoldCo and after funding by Partner of an aggregate amount of at least $ 40,000,000 shall constitute a Repetitious Event of Default. In such event IAI may, in addition to any other remedy available to it under this Section 7, exercise, by giving Partner and HoldCo a written notice to that effect, an option to have a number of HoldCo Class B shares constituting 10% of the entire issued and outstanding share capital of HoldCo on a fully diluted basis issued to IAI, at par value, within thirty (30) days of the exercise of the option.

      7.4      Security and Designation of Transferee

               7.4.1 As security for the performance of Partner's obligations hereunder, upon Closing and upon each issue of HoldCo's shares and/or options thereafter, Partner and/or any entity Controlled thereby shall pledge and appoint a proxy with respect to a number of their shares in HoldCo constituting 10% of the entire issued and outstanding share capital of HoldCo in accordance with Exhibit H hereto.

               7.4.2 If under applicable Legal Requirements the shares in question, whether on a temporary basis or not, cannot be transferred as above to IAI or if IAI, for any reason, wishes such shares to be transferred to a third party, IAI may designate another entity to which such transfer may take place and Partner and/or any entity Controlled thereby or HoldCo, respectively, shall be required to transfer the said shares to such entity as aforesaid.

      7.5      Termination


                                      (33)

               IAI shall also be entitled upon any Fundamental Breach, Major Event of Default and/or Repetitious Event of Default to terminate this Agreement, whether in addition to exercising any of the options provided to it herein above in this Section 7 and/or independently thereof, by giving Partner thirty (30) day prior written notice and the provisions of Section 16.2 regarding termination shall apply.

      7.6      Grace Period

               Notwithstanding the provisions of this Section 7, a delay of not more than thirty (30) days in making any of the payments by Partner under Section 6.2, shall not be considered as a breach hereof, provided that Partner shall pay interest on the delayed amount at an annual rate of 4% above the prime corporate lending rate applicable in Citibank, New York, New York for similar amounts and periods.


      7.7      Ultimate Controlling Person's Liability

               Notwithstanding anything to the contrary herein and to avoid any doubt, subject to the personal commitments set forth in Exhibit I there shall be no personal liability on the part of any Ultimate controlling Person for any Fundamental Breach, Major Event of Default or Repetitious Event of Default under this Section 7.

8.    Option to IAI and IPO of Partner

      8.1 At the Closing Partner shall deliver IAI a warrant agreement in the form of Exhibit J hereto duly executed by EAI and binding thereupon under which IAI shall have an option to purchase up to 500,000 shares of Common Stock (constituting 2.1% of the entire issued and outstanding share capital of EAI, on a fully diluted basis) carrying


                                      (34)
               incidental and demand registration rights at EAI's expense, at an exercise price of $7.25 per share.

      8.2 When Partner contemplates a public offering of its shares, prior to the closing of such offering, at IAI request, the parties shall negotiate in good faith and reach an agreement assuring that IAI's interest in HoldCo is swapped with shares of Partner in a way which secures for IAI and the Ultimate Controlling Person, as nearly as practicable, the benefits and obligations reflected in this Agreement and exhibits hereto.


9.    Progress Targets

      9.1 The Parties hereby agree that the following progress targets specified hereinbelow represent the minimal scope of activity and investment anticipated for HoldCo and Licensees, within the respective periods specified therefor:

               9.1.1   Within the first two years following the Closing:

                       (i) the accomplishment of the examination of all the Initial Applications as well as at least fifteen (15) Proposed Applications and the funding of such examination, and

                       (ii) the accomplishment of the adoption by the Board of at least five (5) Business Plans (Projects) in an aggregate investment of at least $20,000,000 for Stage I of such Projects.


                                      (35)

               9.1.2 Within four years following the Closing - the accomplishment of the adoption by the Board of at least nine (9) Business Plans (Projects) in an aggregate investment of $ 65,000,000.

               9.1.3 By the commencement of the sixth year following the Closing - the commitment by the Partner under Section
                       5.3.5.3 above to no less than 82% of the minimal aggregate investment amount set forth in Section 6.2.4 above.

      9.2      In the event that one of the progress targets set forth in
               Section 9.1 above, has not been accomplished within the time period specified therefor, each Party shall be entitled to bring this agreement to an end by giving the other Party a thirty (30) days prior written notice to that effect in which event the Agreement shall be deemed terminated on the date specified in the notice and the provisions of Section 16.2 regarding Termination shall apply.


10.   Representations of the Parties

      10.1 Partner hereby represents and warrants to IAI and HoldCo as follows:

               10.1.1 Partner has been duly organized and is validly existing as a private company under the laws of the State of Israel as hereinabove stated and has full corporate power and authority to enter into this Agreement and to take upon itself all the commitments and perform all the obligations imposed upon it under this Agreement.

               10.1.2 The activities contemplated by this Agreement will not violate or be in conflict with or constitute a default under any agreement or


                                      (36)
                       commitment to which Partner and/or its Ultimate Controlling Person and/or entities Controlled thereby are a party or by which they are bound or violate any Legal Requirements.

               10.1.3 Partner has the financial means required to provide the Initial Investment and to the best of its knowledge and belief will have at the time required the additional funding necessary under Section 6 above, has experience and expertise in the management of projects, ventures and companies engaged in the development, manufacture, marketing and sale of products in the high-technology field, and is willing to and will use such expertise and experience for the success of HoldCo.

               10.1.4 Partner acknowledges and agrees that IAI did not make any representations or warranties relating to IAI's Eligible Applications, their feasibility, commercial potential, originality or possible use and will not make or raise any claims or demands relating thereto. Partner had been given by IAI ample opportunity prior to the execution hereof to conduct a due diligence review of the potential for commercial exploitation of IAI's Eligible Applications hereunder and has conducted such review and in the course of which was given any available oral or written information required by Partner in respect thereof and is fully satisfied with the findings of its review.

               10.1.5 Mr. Gross and Mr. Hauser shall be the Co-chairman of Partner.

               10.1.6 EAI has delivered to IAI its audited consolidated balance sheets, statements of operations, statements of cash flows and statements of changes of shareholder' equity for the fiscal years ended 1993 and 1994


                                      (37)

                       (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated. The Financial Statements accurately present the financial condition, operating results, cash flows and changes in shareholders' equity of EAI as of the dates, and during the periods, indicated therein. Except for liabilities in immaterial amounts incurred in the ordinary course of business since December 31, 1994, EAI has no obligations (other than unknown liabilities which are immaterial in amount) or otherwise except as set forth or reflected or reserved against the Financial Statements.

               10.1.7 Partner is aware that IAI has not obtained yet the approval required under the Government Companies Law, 1975 for the holding of HoldCo's shares by IAI.

      10.2     IAI hereby represents and warrants to Partner and HoldCo that:

               10.2.1 IAI is an Israeli Government Company and has been duly organized and is validly existing under the laws of the State of Israel and has full corporate power and authority to enter into this Agreement and to take upon itself all the commitments and perform all the obligations imposed upon it under this Agreement, and shall apply for the approval required under the Government Companies Law, 1975 for the holding of HoldCo's shares by IAI.


                                      (38)

               10.2.2 The activities contemplated by this Agreement will not violate or be in conflict with or constitute a default under any agreement or commitment to which IAI is a party.


11.   Closing

      The Closing shall take place on August 8, 1995 at 10:00 a.m. at the offices of IAI, at Ben Gurion International Airport, or on such other date or at such other address in Israel as the Parties shall agree.

      The following steps and transactions shall take place simultaneously at the Closing:

      11.1     Cancelled.

      11.2 499 Class A Ordinary Shares of HoldCo shall be issued to Partner by HoldCo, in consideration of their par value plus an amount of seven million five hundred thousand Dollars ($7,500,000) which shall be paid by Partner, as premium thereon, simultaneously with such allotment, by way of Bank Transfer. In addition, Z.G.P. Rishumim (trustee company of Zellermayer & Pelossof, Adv.) shall transfer one Class A Ordinary Share to Partner and Z.G.P. Neemanim (trustee company of Zellermayer & Pelossof, Adv.) shall transfer one share to Partner's designee - in consideration of their par value.

      11.3 Partner shall cause HoldCo to convene a special General Meeting of HoldCo whereupon it will be decided:


                                      (39)

               (i) that HoldCo adopts the Articles set forth in Exhibit A in place of the existing Articles.

               (ii) until the exercise of the Option, no resolution shall be adopted by the General Meeting of HoldCo without IAI's prior written consent.

      11.4 Partner shall appoint three Directors, inclusive of the first Chairman of the Board.


               Partner shall then cause the Chairman of the Board to convene the first meeting of the Board whereupon the Option shall be granted to IAI.

               Thereafter, IAI, by virtue of the Option shall also appoint, three Directors to the Board.

      11.5 The Directors appointed by IAI shall join the Board meeting and the Board shall continue to determine the following:

               (i) The ratification and adoption of this Agreement and the authorization of HoldCo to become a party hereof.

               (ii)    the signatories rights of HoldCo.

               (iii)   the appointment of the General Manager.

      11.6 The authorized signatories of HoldCo shall execute this Agreement on behalf of HoldCo.


                                      (40)

      11.7     Partner shall deliver to IAI an undertaking in the form of
               Exhibit I hereto, duly executed by its Ultimate Controlling Person and a duly executed pledge and proxy in the form of Exhibit H hereto.

      11.8 Partner shall appoint Messrs. Gross, Wertheim, Zisser and Hauser as its members to the Investment Committee.

12.   Confidentiality.

      12.1 Considering that HoldCo and/or the Parties may receive confidential information, Partner and IAI agree to establish the mechanisms necessary for the control and protection of information as provided for in this Section.

      12.2 For purposes of this Agreement, "Confidential Information" is considered information transmitted in writing and marked "confidential" and any other verbal information that the delivering Party advises in writing is Confidential Information prior to such disclosure or within thirteen (30) days thereafter.

      12.3 With respect to the Confidential Information generated and/or received by the Parties, the Parties agree to indicate in writing persons approved by and who are qualified by them to receive/transmit Confidential Information coming from one of the Parties and/or generated thereby (referred to herein as "Persons Authorized"), who shall be obliged to maintain this confidentiality.

               The Persons Authorized shall sign a pledge of secrecy with the respective Party and the appointment by Partner of Persons Authorized and Directors shall be subject to security clearance by the competent authorities of Israel.


                                      (41)

      12.4 Irrespective of the appointments made under the provisions of the first paragraph of Subsection 12.3:

               12.4.1 The members of the Board shall be Persons Authorized by HoldCo as of the moment they respectively take office until they vacate it.

               12.4.2 Messrs. Zisser and Hauser shall be Persons Authorized by Partner, until notice to the contrary shall be given by Partner provided they have been cleared as required under the second paragraph of Subsection 12.3 above.

      12.5 An item of Confidential Information shall automatically cease to be confidential whenever: (i) it is or becomes public without the act or omission of the recipient; or (ii) it is communicated to the recipient by third parties that are under or appear to be under no obligation of confidentiality to the other Party or to HoldCo; or (iii) five (5) years have elapsed from the termination of this Agreement or from the time that the recipient Party and/or entities Controlled thereby cease to hold shares in HoldCo, whichever is later.

      12.6 Any information transmitted to HoldCo or to another Party without complying with the provisions in Sections 12.2 and 12.3 above shall not be considered confidential and shall not generate an obligation of secrecy on the part of the recipient.

      12.7 The receipt of Confidential Information by the Parties in accordance with the terms established in this Agreement does not signify the transfer of ownership of such Confidential Information, which shall be maintained as the property of the transmitter.


                                      (42)

      12.8 The Parties shall take appropriate measures to cause the officers and other members of corporate bodies of HoldCo, including the members of the Advisory Board, to comply with the terms of this
               Section 12. Condition for taking office and exercising their functions shall be that the respective occupants of such offices sign a document obliging them to utilize all the Confidential Information in compliance with the terms of this Section (including compliance with the requirement that all Confidential Information be clearly marked as such) and to strictly comply with these obligations during their term of office and thereafter.

13.   Non-Compete, Authorized Areas, Soliciting Employees

      13.1     Non Compete

               13.1.1 Partner undertakes that Partner and/or its Ultimate Controlling Person and/or persons and/or entities Controlled thereby shall not engage, either directly or indirectly, individually or with other partners, in any business which is being pursued by HoldCo and/or any Licensee and may be competitive therewith. Without derogating from the generality of the aforesaid, businesses shall include any Projects and any Proposed Applications with respect to which the Investment Committee has determined to commission any studies, inquiries and/or a Business Plan in accordance with the provisions of Section 5 above (hereinafter, an "Explored Project").

               13.1.2 Subject to any other provisions of this Agreement, IAI undertakes that, it shall not engage, in any business which is being pursued by HoldCo and/or any Licensee in accordance with the provisions of this Agreement and may be competitive therewith. To avoid any doubt,


                                      (43)
                       such businesses shall include any Projects and any Explored Project. For the sake of clarity such businesses shall exclude those outside the Authorized Areas;

               13.1.3 The obligation not to compete as aforesaid shall last, in relation to a Party hereto, for 2 (two) years after the termination of this Agreement for any reason or 2 (two) years after such Party and/or entities Controlled thereby cease to hold shares in HoldCo, whichever is later.

      13.2     Authorized Areas

               The Authorized Areas are listed in Exhibit B hereto. Based on its planning regarding IAI Core Business, IAI shall be entitled to omit from Exhibit B any subject/s or part/s of area/s included therein. Provided that IAI shall not be entitled to delete a specific subject or part of an area therein where same is already being pursued and so long as it is being pursued by HoldCo and/or Licensees either as an Explored Project or as a Project.

      13.3     Solicitation of Employees

               Save with the prior written consent of the Parties, none of the Parties will during the term of this Agreement and for a period of three (3) years following its termination for any reason or following such time as the soliciting Party and/or entities Controlled thereby ceases to hold shares in HoldCo, whichever is later, either on its own account or for any person, firm, company or organization, employ, hire, solicit or entice or endeavor to solicit or entice away from another Party, any key employee or officer of such Party whether or not such person by leaving such position will commit any breach of his contract of employment.


                                      (44)

14.   Certain Indirect and Direct Transfers of Shares.

      Transfer of shares in HoldCo shall be made in accordance with the provisions of the Articles and subject to rights of first refusal and tag along as provided in Article 17 therein.
      The Parties further agree that:

      14.1 The development of a long term relationship between Partner, IAI and HoldCo is a prominent aspect of the transactions contemplated under this Agreement. Therefore each of IAI and Partner hereby agree and undertake not to sell or otherwise transfer any of their shares in HoldCo for a period of six years from the Closing other than as provided in Section 14.3 below. Partner further undertakes that Control of its shares in HoldCo shall remain in its Ultimate Controlling Person as specified in the definition thereof for a period of six years from the Closing. Thereafter, transfers other than as provided in Section 14.3 below shall be subject to a right of first refusal and a tag along right pursuant to Article 17 of the Articles as stated above and subject to approvals as stated in Section 14.2 below. Party's rights under this Section 14.1 to request fulfillment of the other party's tag along and/or first refusal obligation shall terminate ipso facto when such Party ceases to hold directly and/or through its Ultimate Controlling person or Persons Controlled thereby at least 45% of the total issued and outstanding share capital of HoldCo, excluding differed shares.

      14.2 The Board shall have the power to approve or disapprove any transfer of shares in HoldCo. In addition, any transfer of shares in HoldCo by a shareholder shall be subject to the prior approval of all other shareholders provided however, that their consent shall not be unreasonably withheld. For the purposes hereof, other shareholders' consent shall, without limitation, be deemed to be reasonably withheld


                                      (45)
               if the transfer proposed is to an entity which is or may be reasonably expected to be engaged in competition with HoldCo and/or Licensees, directly or indirectly, or is Controlled by a resident or a citizen of a country with which the State of Israel has no diplomatic relations or which is an adversary thereof.

      14.3 Subject to the provisions hereof and of the Articles, each Party shall be permitted to transfer shares in HoldCo to an entity Controlled thereby.

15.   Certain Matters Relating to the Management of the Company.

      15.1 HoldCo will be managed by the Board consisting always of members with a term of office of one (l) year. Each tranche of nine and a half percent (9-1/2%) of the total number of the issued shares of the Company, excluding differed shares, will entitle the holders thereof to appoint one (l) director to the Board, remove him from his office and replace him whenever his place is vacated for any cause or reason. Except as otherwise specifically stipulated in Sections 5.2.5.1 and 5.3.5.2 regarding the adoption of a Business Plan, and Section 5.3.6 regarding the rejection of a Business Plan, the Board shall take resolutions by a majority of its members, no member having a casting vote in the event of a tie.

               In the first two years the Chairman of the Board of the Company shall be appointed by Partner, in this second period of two years by IAI, and so on in rotation on a biannual basis.

               As long as IAI retains the Option, IAI will be entitled, by virtue of the Option, to appoint up to five directors, remove any of them from his office and replace him whenever his place is vacated for any cause or reason. Should IAI exercise its Option to acquire 499 Ordinary Shares, its right to appoint Directors by virtue of


                                      (46)
               the Option shall be cancelled and IAI will have the right to appoint directors by virtue of its shareholding as stated above.

      15.2 Unless otherwise expressly stated herein and in the Articles of HoldCo, the General Meeting of the shareholders of HoldCo shall take any ordinary resolutions by a majority of fifty five percent (55%) of the total number of the issued shares of HoldCo.

      15.3 The General Manager of HoldCo shall be recommended by Partner and approved by the Board. If either IAI or Partner requests that the General manager of HoldCo be removed and substituted, then the Parties shall cause HoldCo to hold, within a period no longer than thirty (30) days, a general meeting in which Partner and IAI agree, together, to cause a vote for the requested removal, arranging for his substitution as quickly as possible in the same manner provided for herein.

      15.4 The Parties agree to cause HoldCo, Licensees or, entities Controlled thereby, as the case may be, to always appoint an equal number of persons nominated by IAI and persons nominated by Partner to serve as members of any board of directors and/or comparable governing body and/or committees in which the Company holds an equity interest, directly or in directly.

      15.5     Dividend Policy

               The Parties agree that unless otherwise decided by the Board, HoldCo's and Licensees' dividend policy shall be to always distribute a minimum of fifty percent (50%) of the amount allowed by law subject, however, to the respective articles of incorporation and to the goals and policies set forth in the respective business plan adopted by HoldCo or Licensees.


                                      (47)

      15.6     Party's rights under the second paragraph of Section 15.1, under
               Section 15.3 and Section 15.4 shall terminate ipso facto when such Party ceases to hold directly and/or through its Ultimate Controlling person or Persons Controlled thereby at least 45% of the total issued and outstanding share capital of HoldCo, excluding differed shares.


16.   Termination

      16.1 This Agreement shall become effective as of the execution hereof and unless the Parties agree otherwise in writing, shall terminate six (6) years after the Closing Date, if not previously terminated in accordance with the terms hereof or otherwise.

      16.2 The following Sections shall continue to apply in the event of any termination of this Agreement:

               (i) Section 6.2 with respect to the funding by Partner of the Projects then pursued by Licensees and Section 5.5, with respect to the WBS Package to be carried out exclusively by IAI.

               (ii)    Section 14 regarding the transfer of shares in HoldCo and
                       Section 15 with regard to certain matters relating to the management of HoldCo so long as IAI and/or entities controlled thereby and Partner and/or entities controlled thereby hold shares in HoldCo.

               (iii) Sections 12 and 13 regarding confidentiality and non-compete as well as Sections 18-20 regarding notices, governing law and miscellaneous.


                                      (48)

               (iv)    Section 7 with respect to certain defaults and remedies.

               (v) Second paragraph of Section 5.1.2 with respect to the Investment Committee being ipso facto dissolved upon termination, and/or Partner's ceasing to hold at least 45% of HoldCo's shares.


17.   Expenses

      17.1 Each Party hereto shall pay the costs and expenses incurred by such Party in connection with the entering into and completion of this Agreement.

      17.2 Each of the Parties declares that there are no brokers to this transaction on its behalf and no commission payable to any entity employed thereby.


18.   Notices

      Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to any other Party shall be in writing and shall be personally delivered or sent by facsimile transmission (with a copy by ordinary mail in either case) addressed to the other Party at the address stated below or such other address as shall be specified by the Parties hereto by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served on the next following business day.

      Addresses for the purposes of this Section are as follows:


                                      (49)

      Partner:

      Electronic Associates Technologies Israel Ltd.
      c/o Mr. Dan Lahat, Adv.
      Cohen, Lahat & Co.
      Beit Hakeren
      155 Bialik Street, Ramat Gan


      With copies to:

      Mesirov, Gelman, Jaffe, Cramer & Jamieson
      1735 Market Street
      Philadelphia, PA 19103-7598
      Attention: Richard P. Jaffe

      Mark Hauser
      c/o Tamarix Capital Corp.
      101 E. 52nd Street, 11th Floor
      New York, N.Y. 10022
      facsimile: 212-644-5757


                                      (50)

      IAI:

      ISRAEL AIRCRAFT INDUSTRIES LTD.
      Ben Gurion International Airport
      70100 Israel
      Facsimile: 03 935 8987
      Attention: Herzela Ron, Legal Counsel

      With a copy to:

      Zellermayer & Pelossof, Adv.
      Europe House
      37 Shaul Hamelech, Tel-Aviv
      Attention: Michael Zellermayer
      Facsimile 03-6952884


19.   Governing Law and Forum

      This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel. The competent courts situated in Tel-Aviv shall have exclusive jurisdiction in respect of any matter arising out of or in connection with this Agreement.

20.   Miscellaneous

      20.1 Reference to any statute or statutory provisions includes a reference to that statute or statutory provisions as from time to time amended, extended or reenacted.


                                      (51)

      20.2 Words denoting the singular number only shall include the plural and vice versa.

      20.3 The Section and other headings contained in this Agreement are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

      20.4 This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which constitute one and the same instrument.

      20.5 Save as expressly provided herein, this Agreement may be amended or terminated, and any of the terms hereof waived, only by a document in writing specifically referring to this Agreement and executed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. The failure of either Party hereto at any time or times to require performance of any provisions hereof shall in no manner affect this right at a later time. No waiver by either Party hereto of a breach of any term contained in this Agreement, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such breach or a waiver of any breach of any other form.

      20.6 Any amount specified in Dollars in this Agreement and Exhibits hereof should be paid in NIS or in Dollars if paid by a foreign resident. Such Dollar amounts should be converted to NIS according to the representative rate for Dollars last published by the Bank of Israel.

      20.7 This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and its respective successors and permitted assigns; provided, however, that this Agreement may not be assigned, in whole or in part, by any Party hereto without the prior written consent of the other Parties hereto. Transfers of shares in


                                      (52)

               HoldCo in accordance with this Agreement and the Articles of the Company shall not be considered as prohibited assignment as aforesaid.

               Without limiting the generality of the foregoing, the Parties agree that in the case of any transfer of shares in HoldCo permitted in this Agreement, any transferee thereof, including, without limitation, any entity which for whatever reason acquires any of the shares, shall agree to be bound by the terms of this Agreement. The Parties hereto further agree that any offer for the sale, transfer or disposition of the shares will include the obligation each Party assumes hereunder to require the transferee to accept in writing the terms and conditions of this Agreement. A copy of the transferee's letter of acceptance will be provided to the management of HoldCo, which will confirm to the Board that such acceptance has taken place. Once this letter of acceptance has been provided, and the transfer concluded, management will then proceed to register any such transfer in the corresponding corporate records.

               The Parties agree that the existence of restrictions on the transfer of shares in HoldCo will be noted on the share certificates issued by HoldCo in the following manner: "The free negotiability of these shares is restricted legally and contractually. The failure of the selling shareholder to disclose and comply with all such restrictions will render any transfer of these shares null and void."

      20.8 For the convenience of the Parties, this Agreement may be translated into Hebrew. In the event of conflicts arising from such translation, the English counterpart shall control.

      20.9 This Agreement, together with any and all Exhibits hereto, and any document that may be delivered as required or provided for hereunder, contains the entire


                                      (53)
               agreement of the Parties with respect to the subject matters hereof, and, from and after the date hereof supersedes all previous agreements, negotiations, commitments and writings in respect of such subject matters.

      20.10 Any provision of this Agreement which is declared void or unenforceable by any competent authority or court shall to the extent of such invalidity or unenforceability be deemed severable, and shall not affect the other provisions of this Agreement, which shall continue unaffected. The Parties undertake in good faith to replace any such invalid provision with a valid one which, so far as is reasonably possible, leads to the same result.

      20.11 Time is of the essence of this Agreement with respect to any provision hereof requiring the payment of money or delivery of guarantees to the benefit of HoldCo and/or Licensees.

      20.12 Each Party hereby undertakes to each of the other Parties that it will do all such things and execute all such documents as may be reasonably necessary or desirable to carry into effect or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

      20.13 If at any time after the date of this Agreement, the laws or regulations of Israel or any other competent authority with jurisdiction change, or, except where Section 20.10 is applicable, are applied, in such a way as to materially impair or frustrate the objectives or intent of the Parties or of HoldCo as reflected in this Agreement, the Parties hereby covenant and agree to renegotiate the terms of this Agreement in good faith so as to secure for each Party and HoldCo, as nearly as practicable, the benefits and obligations reflected in this Agreement.


                                      (54)

      20.14 With respect to funding of Licensees this Agreement constitute an Agreement for the benefit of a third party and Licensee in question may rely on the provisions of Section 6 hereinabove.

      20.15 The Parties hereto shall, and they shall cause HoldCo and Licensees, to the extent of their ability as shareholders to, at all times, comply in all respects with all applicable Legal Requirements.

      20.16 No delay on the part of any Party in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on any party shall be deemed to be a waiver of the obligations of such party or of the right of the party giving such notice or demand to take further action without notice or demand; provided however, that where expressed remedy/ies is designated in this Agreement for a specific respective breach/es/default/s by Partner defined thereunder, such remedy/ies shall constitute the exclusive remedies available to IAI for such respective breach/es/default/s. A waiver by a party of a right or remedy in any particular instance shall not operate as a waiver of such right or remedy in any other instance.

      20.17 This Agreement is binding and enforceable amongst the Parties hereto. In case any provision of the Exhibits hereto or of the Articles is contrary to or inconsistent with the provisions hereof, the provisions hereof shall prevail with respect to the Parties. In case the Exhibits hereto or the Articles are silent, or any provision thereof is incomplete, the provisions hereof shall govern and/or complete such omissions with respect to the Parties.


                                      (55)

      20.18 Partner shall not advertise, market or otherwise disclose to others any information relating to this Agreement, nor commercially use IAI's name or that of any of its affiliated companies without IAI's express written consent.


21.   Break-Up Fee

      The Parties hereby agree as follows:

      21.1 In the event that a Party hereto fails to perform the obligations such Party undertook to perform at the Closing under Section 11 hereinabove it shall pay the other party hereto as liquidated damages an amount equal to five hundred thousand Dollars ($500,000).

      21.2 Both Parties hereto acknowledge that the amounts payable under this Section 21 constitute liquidated damages and not penalties, that the injuries caused by such failure are difficult or impossible to estimate accurately, and that the sums payable herein are reasonable pre-estimates of the probable losses associated with such injuries.

      21.3 Partner shall deposit upon execution hereof an amount equal to five hundred thousand Dollars ($500,000) with Mr. Dan Lahat, Adv. in accordance with the Letter of Instructions, Exhibit K hereto.


IN WITNESS whereof the Parties hereto have executed this agreement the day and year first above written.


                                      (56)

      ISRAEL AIRCRAFT INDUSTRIES LTD.

      By:_/s/ S. Peretz____________________                     By:________________________________
      Name:________________________________                     Name:______________________________
      Title:_______________________________                     Title:_____________________________
      Date:________________________________                     Date:______________________________


      ELECTRONIC ASSOCIATES TECHNOLOGIES ISRAEL LIMITED

      By:_/s/ Irwin Gross__________________                     By:________________________________
      Name:________________________________                     Name:______________________________
      Title:_______________________________                     Title:_____________________________
      Date:________________________________                     Date:______________________________


      HALACOACH HANEEMAN #52 LTD.

      By:__________________________________                     By:________________________________
      Name:________________________________                     Name:______________________________
      Title:_______________________________                     Title:_____________________________
      Date:________________________________                     Date:______________________________



                                      (57)